EXHIBIT 99.2

Orion Energy Systems, Inc.
Supplemental Information
Fiscal 2015 Second Quarter and First Half Ended September 30, 2014
November 4, 2014

On November 4, 2014, Orion Energy Systems, Inc. issued a press release announcing financial results for its fiscal 2015 second quarter and six-month period ended September 30, 2014.  The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the second quarter and six months ended September 30, 2014.  Therefore, the accompanying information provided below should be read in conjunction with our press release, as well as with our Form 10-Q for our fiscal second quarter to be subsequently filed with the Securities and Exchange Commission.

Statement of Operations
Revenue. Product revenue decreased from $21.2 million for the fiscal 2014 second quarter to $12.6 million for the fiscal 2015 second quarter, a decrease of $8.5 million, or 40%. The decrease in product revenue was a result of the expected $4.9 million decrease in sales of solar photovoltaic, or PV, systems and delayed customer purchase decisions as a result of the continuing emergence of light emitting diode, or LED, lighting solutions. As previously disclosed, we began to experience this customer delay during our fourth quarter of fiscal 2014. Within our industrial customer base, LED product costs have been declining while performance, and the related energy reduction, is improving. However, while customer return on investment, or ROI, realization using LED technology is improving, these products have still not yet currently met existing customer payback expectations of two years. As a result, we believe that customers have been delaying their lighting system retrofit project decisions as they continue to monitor and evaluate lighting technology alternatives. We believe that the ROI of LED lighting products will continue to improve and, thus, will result in increased customer purchase decisions during the second half of fiscal 2015.
Product sales of our LED fixtures increased from $1.0 million for the fiscal 2014 second quarter to $5.2 million for the fiscal 2015 second quarter, an increase of $4.2 million, or 420%. Service revenue decreased from $6.3 million for the fiscal 2014 second quarter to $0.7 million for the fiscal 2015 second quarter, a decrease of $5.6 million, or 88%. The decrease in service revenue was a result of fewer solar projects under construction and lower national account, or enterprise account, lighting sales versus the prior year. As expected, our revenue from renewable energy systems was only $0.2 million for the fiscal 2015 second quarter compared to $9.1 million for the fiscal 2014 second quarter. The decrease in revenue from renewable energy systems was due to fewer solar projects under construction as compared to a single large solar project under construction during fiscal 2014.

We expect this trend of decreasing solar PV system revenue to continue through the remainder of fiscal 2015 as a result of our de-emphasis on new solar PV projects.
Total revenue decreased from $48.3 million for the fiscal 2014 first half to $26.7 million for the fiscal 2015 first half, a decrease of $21.6 million, or 45%. As expected, our revenue from renewable energy systems declined from $14.0 million for the fiscal 2014 first half to $1.3 million for the fiscal 2014 first half, a decrease of $12.7 million, or 91%.

Backlog. Total cash order backlog as of September 30, 2014 was $12.2 million, which included $0.4 million of solar PV orders, compared to a backlog of $7.4 million as of June 30, 2014, which included $0.4 million of solar PV orders. We currently expect approximately $12.1 million of our backlog to be recognized as revenue during the remainder of fiscal 2015. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized over a period of between three and 24 months from receipt of order, depending upon the size and complexity of the project. The roll-forward of cash backlog from June 30, 2014 to September 30, 2014 is as follows (in millions):

Backlog – June 30, 2014	$7.4
Q2 – Plus: Cash orders and OTA contracts at net present value of future cash flows	18.4
Q2 – Less: Revenue recognized during the quarter	(13.4)
Q2 – Plus: Portion of revenue recognized from PPAs	0.1
Q2 – Plus: Other miscellaneous and project change orders	(0.3)
Backlog – September 30, 2014	$12.2

Cost of Revenue and Gross Margin. Our cost of product revenue increased from $15.6 million for the fiscal 2014 second quarter to $23.4 million for the fiscal 2015 second quarter, an increase of $7.7 million, or 49%. During the fiscal 2015 second quarter, we recorded a non-cash impairment charge of $12.1 million related to an assessment of the carrying cost of our long-term wireless control inventory and related development and intangible costs. The wireless controls inventory was deemed to be impaired based upon current market conditions, including a significant decline during the quarter in unit volume sales, an increase in product sales in the commercial office and retail markets where the controls product offering is not saleable, limitations in alternative uses for the inventory and the increasing adoption of, and performance improvements in, LED lighting products. Our cost of service revenue decreased from $4.0 million for the fiscal 2014 second quarter to $0.6 million for the fiscal 2015 second quarter, a decrease of $3.4 million, or 86%. Our gross margin on solar PV revenue was 31.1% during the fiscal 2015 second quarter compared to 21.2% during the fiscal 2014 second quarter. Gross margin from sales of our integrated lighting systems for the fiscal 2015 second quarter was 11.5% compared to 28.5% for the fiscal 2014 second quarter.

The decrease in our lighting gross margin percentage was due to the decrease in sales volumes of manufactured lighting products and the related under absorption of the fixed expenses associated with our underutilized manufacturing facility. Additionally, our gross margin from sales of our LED lighting products was negatively impacted by production costs related to inefficiency and overtime as our LED product volumes increased. We expect that our gross margins from sales of lighting products will improve as we begin to recognize the benefits of higher purchase volumes of LED components and as we recognize efficiencies in our production processes as our sales volumes of manufactured lighting products increases and our manufacturing facility can achieve further economies of scale.

Total cost of product revenue increased from $28.5 million for the fiscal 2014 first half to $33.2 million for the fiscal 2015 first half, an increase of $4.7 million, or 16%. The increase in cost of product revenue was due to the aforementioned impairment charges to our wireless controls inventory and development assets. Total gross margin before the impairment charge decreased from 28.0% for the fiscal 2014 first half to 15.7% for the fiscal 2015 first half. Our gross margin on renewable revenues was 21.5% during the fiscal 2014 first half compared to 21.4% during the fiscal 2015 first half. Gross margin from our HIF and LED lighting systems revenue for the fiscal 2014 first half was 30.7% compared to 15.4% during the fiscal 2015 first half.

General and Administrative Expenses. Our general and administrative expenses increased from $3.2 million for the fiscal 2014 second quarter to $3.8 million for the fiscal 2015 second quarter, an increase of $0.6 million, or 21%. The increase was due to an increase in depreciation and intangible amortization expenses, increased legal expenses, increased compensation and benefit expenses, and increased consulting expenses related to initiatives for recruiting and talent development, strategic sourcing and the creation of financial systems tools. These increases were partially offset by decreased audit expenses during the quarter.
Our general and administrative expenses increased from $5.9 million for the fiscal 2014 first half to $7.5 million for the fiscal 2015 first half, an increase of $1.6 million, or 28%. The increase for the first half was due to incremental operating expenses from the acquisition of Harris during fiscal 2014, an increase in depreciation and intangible amortization expenses, increased compensation and benefit expenses, and increased consulting expenses related to initiatives for recruiting and talent development, strategic sourcing and the creation of financial systems tools.

Acquisition and Integration Related Expenses. Our acquisition and integration related expenses for the fiscal 2014 second quarter and fiscal 2014 first half were $0.4 million related to the Harris acquisition. We incurred no acquisition related expenses for the fiscal 2015 second quarter and $22,000 for the fiscal 2015 first half.

Sales and Marketing Expenses. Our sales and marketing expenses decreased from $3.6 million for the fiscal 2014 second quarter to $3.4 million for the fiscal 2015 second quarter, a decrease of $0.2 million, or 8%. The decrease was due to reduced commission expense of $0.1 million due to the decline in revenue, reduced depreciation of $0.1 million as certain of our sales information systems reached the end of their depreciable lives, and reduced travel expenses of $0.2 million due to the sale of our corporate jet. These decreases were partially offset by increased spending of $0.2 million for advertising, brand development and product promotions to increase our LED revenue opportunities. We have recently been increasing, and intend to continue to increase, our in-market direct sales force during fiscal 2015. Additionally, we have been investing and intend to continue to invest, in a re-branding initiative during fiscal 2015 to educate our customers about our LED product offerings.
Our sales and marketing expenses decreased from $6.9 million for the fiscal 2014 first half to $6.2 million for the fiscal 2015 first half, a decrease of $0.7 million, or 10%. The decrease was due to reduced commission expense of $0.3 million due to the decline in revenue, reduced depreciation of $0.3 million as certain of our sales information systems reached the end of their depreciable lives, and reduced travel expenses of $0.4 million due to the sale of our corporate jet. These decreases were partially offset by increased spending of $0.2 million for advertising, brand development and product promotions to increase LED revenue opportunities and incremental expenses resulting from the acquisition of Harris during fiscal 2014.
Total sales and marketing employee headcount was 87 and 90 at September 30, 2013 and 2014, respectively.
Research and Development Expenses. Our research and development, or R&D, expenses increased from $0.4 million for the fiscal 2014 second quarter to $0.6 million for the fiscal 2015 second quarter, an increase of $0.2 million, or 27%. Our R&D expenses increased from $0.9 million for the fiscal 2014 first half to $1.0 million for the fiscal 2015 first half, an increase of $0.1 million, or 5%. Our R&D expenses increased during the second quarter and first half due to spending for samples, testing and certification of our new LED products. We expect our R&D expenses to continue to increase during the remainder of fiscal 2015 due to initiatives to expand our LED fixture product lines.
Interest Expense. Our interest expense decreased from $142,000 for the fiscal 2014 second quarter to $83,000 for the fiscal 2015 second quarter, a decrease of $59,000, or 42%. Our interest expense decreased from $255,000 for the fiscal 2014 first half to $173,000 for the fiscal 2015 first half, a decrease of $82,000, or 32%. The decrease in interest expense was due to the reduction in financed contract debt for our Orion Throughput Agreements, or OTAs, and our Harris acquisition debt compared to the prior year second quarter.

Interest Income. Our interest income decreased from $153,000 for the fiscal 2014 second quarter to $83,000 for the fiscal 2015 second quarter, a decrease of $70,000, or 46%. Our interest income decreased from $327,000 for the fiscal 2014 first half to $177,000 for the fiscal 2015 first half, a decrease of $150,000, or 46%. Our interest income decreased as we increased the utilization of third party finance providers for a majority of our financed projects. In the future, we expect our interest income to continue to decrease as we continue to utilize third party finance providers for our OTA projects.
Income Taxes. Our income tax expense increased from a benefit of $2.2 million for the fiscal 2014 second quarter to income tax expense of $13,000 for the fiscal 2015 second quarter, an increase of $2.2 million, or 100%. Our income tax expense increased from a benefit of $2.2 million for the fiscal 2014 first half to income tax expense of $23,000 for the fiscal 2015 first half, an increase of $2.2 million, or 100%. During our fiscal 2014 second quarter and first half, we reversed $2.2 million of our valuation reserve to offset deferred tax liabilities created by the acquisition of Harris. Our effective income tax rate for the fiscal 2015 first half was (0.1)%, compared to 395.5% for the fiscal 2014 first half. The change in effective rate was due primarily to the changes in the valuation reserve and expected minimum state tax liabilities.
Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.
Cash used in operating activities for the fiscal 2015 first half was $5.1 million and consisted of net cash provided by changes in operating assets and liabilities of $2.3 million and cash used from a $7.4 million net loss adjusted for non-cash expense items. Cash provided by changes in operating assets and liabilities consisted of a decrease in accounts receivable of $0.9 million due to collections of customer payments from prior period shipments and financed contracts, a decrease in prepaid and other assets of $2.8 million for unbilled revenue related to solar projects where construction progress is billed to the customer at the beginning of the month following the month in which the work was performed and ordinary amortization of prepaid expenses, and an increase in accounts payable of $0.5 million due to vendor terms on inventory purchases. Cash used from changes in operating assets and liabilities included a $0.7 million increase in inventories due to purchases of LED components, an increase of $0.4 million in deferred costs due to product shipments on financed contracts where project completion has not yet occurred, a decrease in accrued expenses of $0.7 million due to reduced project installation expenses incurred during the quarter, and a decrease in deferred revenue of $0.3 million due to the timing of project billing for solar projects under construction.

Cash provided from operating activities for the fiscal 2014 first half was $9.6 million and consisted of net cash provided by changes in operating assets and liabilities of $6.6 million and $3.0 million of net income adjusted for non-cash expense items. Cash provided by changes in operating assets and liabilities consisted of a decrease of $3.3 million in inventory on decreased purchases of lighting components, predominantly fluorescent ballasts, a decrease of $4.8 million in accounts receivable on higher cash collections and an increase in accounts payable of $2.6 million due to the timing of vendor payments for solar project materials and construction installation costs. Cash used from changes in operating assets and liabilities included a $1.8 million decrease in accrued expenses and other liabilities related to the payment of accrued settlement expenses and other timing differences for legal and construction installation costs, a $2.0 million decrease in deferred revenue related to an increase in completed projects due to the timing of project billing for a large solar project under construction, a $0.3 million decrease in deferred solar project costs as projects move through the construction completion stage.
Cash Flows Related to Investing Activities. For the fiscal 2015 first half, cash used in investing activities was $0.1 million which included $1.0 million of proceeds from the sale of our facility in Plymouth, Wisconsin, offset by $1.0 million for capital improvements related to new product tooling, information systems technologies and infrastructure investments to improve our response time to customers and generate business efficiencies, and $61,000 for investment in patents.
For the fiscal 2014 first half, cash used in investing activities was $5.2 million. This included $5.0 million related to the acquisition of Harris and $0.2 million for capital improvements related to product development tooling and information technology systems.

Cash Flows Related to Financing Activities. For the fiscal 2015 first half, cash flows used in financing activities were $1.3 million which included $1.6 million used for repayment of long-term debt and $0.1 million for financing costs partially offset by $0.4 million received from stock option exercises and stock note repayments.
For the fiscal 2014 first half, cash flows used in financing activities were $1.2 million which included $1.5 million used for repayment of long-term debt, offset by $0.3 million received from stock option exercises and stock note repayments.

Working Capital
Our net working capital as of September 30, 2014 was $25.2 million, consisting of $41.3 million in current assets and $16.1 million in current liabilities. Our net working capital as of March 31, 2014 was $33.1 million, consisting of $50.3 million in current assets and $17.2 million in current liabilities. Our current accounts receivables decreased from our fiscal 2014 year-end by $0.3 million due to increased collections. Our current inventories increased from our fiscal 2014 year-end by $0.3 million due to increases in LED component inventories. Our deferred contract costs increased from our fiscal 2014 year-end by $0.4 million due to product shipments on financed contracts where project completion has not yet occurred. Our prepaid expenses and other assets decreased from our fiscal 2014 year-end by $2.8 million due to the sale of our Plymouth building resulting in a $1.0 million decrease and a $1.7 million decrease in unbilled revenue related to the timing of billing on solar projects. Our accounts payable increased from our fiscal 2014 year end by $0.5 million due to increased inventory purchases and the timing of vendor payments. Our accrued expenses decreased from our fiscal 2014 year end by $0.9 million due to decreases in accrued project installation costs. Deferred revenue decreased from our fiscal 2014 year end by $0.2 million due to the timing of project billing for solar projects
We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.
Capital Spending
Capital expenditures totaled $1.0 million during the fiscal 2015 first half due to investments in new product tooling, information systems technologies and infrastructure investments to improve our response time to customers and generate business efficiencies. We expect to incur a total of approximately $0.5 to $0.7 million in capital expenditures during the remainder of fiscal 2015. Our capital spending plans predominantly consist of investments related to new product development tooling, our manufacturing operations to improve efficiencies and reduce costs, investments in information technology systems, and improvements in telecommunication systems to enhance communications to customers. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.
Additionally, a key part of our strategic growth plans is to pursue potential acquisition opportunities.

Liquidity and Capital Resources
We had approximately $11.1 million in cash and cash equivalents and $0.5 million in short-term investments as of September 30, 2014, compared to $17.6 million and $0.5 million at March 31, 2014.
We were not in compliance with our line of credit covenant requirements related to EBITDA as of September 30, 2014. We are in the process of requesting a covenant waiver and anticipate receiving such waiver due to our cash balances and no borrowings outstanding under the credit facility.

Our current bank revolving credit facility requires that we maintain certain minimum cash balances on hand at the bank in order to utilize the facility. In order to ensure that we have sufficient liquidity to meet our anticipated cash needs for the next 12 months, we are pursuing additional credit and debt facilities that would provide us with additional access to liquidity sources. There can be no assurance that we will be able to obtain such financing, or obtain it on favorable terms. Any such failure could materially adversely affect our access to liquidity.
Any future potential acquisitions would likely need to be funded by our existing cash resources, seller financing and/or the issuance of additional equity or debt securities.
On January 17, 2014, we filed a universal shelf registration statement with the Securities and Exchange Commission. Under our shelf registration statement, we have the flexibility to publicly offer and sell from time to time up to $75.0 million of debt and/or equity securities. The filing of the shelf registration statement will help facilitate our ability to raise public equity or debt capital to expand existing businesses, fund potential acquisitions, invest in other growth opportunities, or repay existing debt.
Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our LED product lines; (ii) the rate of customer adoption of LED lighting products and the increasing duration of customer sales cycles as customers defer purchasing decisions to evaluate LED product costs and performance; (iii) deterioration of market conditions, including delays to customer capital expenditure budgets; (iv) our ability to compete and execute our growth and profitability strategy in a highly competitive market and our ability to respond successfully to market competition; (v) any material changes to our inventory obsolescence reserves; (vi) our ability to recruit and hire sales talent to increase our in-market sales; (vii) the substantial cost of our various legal proceedings; (viii) our decreasing emphasis on obtaining new solar photovoltaic construction projects, (ix) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (x) loss of one or more key customers or suppliers, including key contacts at such customers; (xi) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xii) our ability to achieve our revenue expectations in fiscal 2015; (xiii) a reduction in the price of electricity; (xiv) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xv) increased competition from government subsidies and utility incentive programs; (xvi) dependence on customers’ capital budgets for sales of products and services; (xvii) our current liquidity and the availability of additional debt financing and/or equity capital; (xviii) potential warranty claims; and (xix) potential acquisitions. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.